SHAREHOLDER SERVICES AGREEMENT


         This Agreement, dated as of the 8th day of November, 1998, made by and between Weston Portfolios, Inc. (the "Fund) a corporation operating as an open-end management investment company duly organized and existing under the laws of the State of Maryland and Fund/Plan Services, Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware.

                                WITNESSETH THAT:

         WHEREAS, the Fund consists of a series of Funds, at present namely:
Weston Income Portfolio
Weston Growth Portfolio

         WHEREAS, the Fund desires to appoint the Company as its Transfer, Redemption and Dividend Disbursing Agent as set forth in this Agreement and to perform certain other functions in connection with these duties; and

         WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

         WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

         Section 1. The terms as defined in this Section wherever used in this Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.

         The Fund: The term Fund shall mean any series issued by the authority of the Board of Directors.

         Share Certificates: The term Share Certificates shall mean the share certificates for the Shares of the Fund.

         Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares of the Fund in accordance with the share registry records of the Fund.

         Shares: The term Shares shall mean the issued and outstanding shares of the Fund.

         Oral Instruction: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Company in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons believed in good faith by the Company to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

         Written Instruction: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to the Company in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by the Company to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

                                 TRANSFER AGENCY
         Section 2. The Fund shall furnish to Company as Transfer Agent a sufficient supply of blank Share Certificates and from time to time will renew such supply upon the request of Company. Such blank Share Certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized by law or the by-laws of the Fund to sign Share Certificates and, if required, shall bear the corporate seal or a facsimile thereof.

         Section 3. Company as Transfer Agent, shall make original issues of Shares in accordance with Sections 13 and 14 below and with the Fund's Prospectus upon the written request of the Fund and upon being furnished with
(i) a certified copy of a resolution or resolutions of the Board of Directors of the Fund authorizing such issue; (ii) an opinion of counsel as to the validity of such additional Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such additional Shares.

         Section 4. Transfers of Shares shall be registered and new Share Certificates issued by Company upon surrender of outstanding Share Certificates
(i) in form deemed by Company to be properly endorsed for transfer, (ii) with all necessary endorsers' signatures guaranteed by a member firm of a national securities exchange or a commercial bank, accompanied by (iii) such assurances as Company shall deem necessary or appropriate to evidence the genuiness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

         Section 5. When mail is used for delivery of Share Certificates Company shall forward Share Certificates in "non-negotiable" form by first-class mail, and Share Certificates in "negotiable" form by registered mail, all mail deliveries to be covered while in transit to the addressee by insurance arranged for by Company.

         Section 6. In registering transfers Company as Transfer Agent may rely upon the Uniform Commercial Code or any other statutes which in the opinion of counsel protect Company and the Fund in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

         Section 7. Company as Transfer Agent may issue new Share Certificates in place of Share Certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to Company and may issue new Share Certificates in exchange for and upon surrender of mutilated Share Certificates.

         Section 8. In case any officer of the Fund who shall have signed manually or whose facsimile signature shall have been affixed to blank Share Certificates shall die, resign or be removed prior to the issuance of such Share Certificate, Company as Transfer Agent may issue or register such Share Certificates as the Share Certificates of the Fund notwithstanding such death, resignation or removal; and the Fund shall file promptly with Company such approval, adoption or ratification as may be required by law.

         Section 9. Company will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Shares and the issuance and transfer of Share Certificates, and is also authorized to maintain an account entitled Unissued Certificate Account in which it will record the Shares and fractions issued and outstanding from time to time for which issuance of Share Certificates is deferred. The Fund is responsible to provide Company reports of Fund Share purchases, redemptions and total Shares outstanding on the next business day after each net asset valuation. Company is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered address of Shareholders and the number of Shares and fractions from time to time owned by then for which no Share Certificates are outstanding. Each Shareholder will be assigned a single account number even though Shares for which Certificates have been issued will be accounted for separately.

         Section 10. Company will issue Share Certificates for Shares of the Fund, only upon receipt of a written request from a Shareholder. In all other cases, the Fund authorizes Company to dispense with the issuance and countersignature of Share Certificates whenever Shares are purchased. In such case Company as Transfer Agent, shall merely note on its stock registry records the issuance of the Shares and fractions (if any), shall credit the Unissued Certificate Account with the Shares and fractions issued and shall credit the proper number of Shares and fractions to the respective Shareholders. Likewise, whenever company has occasion to surrender for redemption Shares and fractions owned by Shareholders, it shall be unnecessary to issue Share Certificates for redemption purposes. The Fund authorizes Company in such cases to process the transactions by appropriate entries in its share transfer records, and debiting of the Unissued Certificate Account and the record of issued Shares outstanding.

         Section 11. Company in its capacity as Transfer Agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a Stock Transfer Agent for a corporation. It will countersign for issuance or reissuance Share Certificates representing original issue or reissued treasury Shares as directed by the Written Instructions of the Fund and will transfer Share Certificates registered in the name of Shareholders from one Shareholder to another in the usual manner. Company may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned, or executed by duly authorized person or persons, or upon the instructions of any officer of the Fund, or upon the advice of counsel for the Fund or for Company. Company may record any transfer of Share Certificates which is believed by it in good faith to have been duly authorized or may refuse to record any transfer of Share Certificates if in good faith Company in its capacity as Transfer Agent deems such refusal necessary in order avoid any liability either to the Fund or to Company. The Fund agrees to indemnify and hold harmless Company from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of so relying or acting or refusing to act.

         Section 12. In case of any request or demand for the inspection of the share records of the Fund, Company as Transfer Agent, shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. However, Company may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure so to do.
                               ISSUANCE OF SHARES

         Section 13. Prior to the daily determination of net asset value in accordance with the Fund's Prospectus, Company shall process all purchase orders received since the last determination of the Fund's net asset value.

         Company shall calculate daily the amount available for investment in Shares at the net asset value determined by the Company as pricing agent (see Accounting Services Agreement) as of the close of trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Custodian Company as agent for the Shareholders, shall place a purchase order daily with the Fund for the proper number of shares and fractional shares to be purchased and confirm such number to the Fund in writing.

         Section 14. Company having made the calculations provided for in
Section 13, shall thereupon pay over the net asset value of shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by Company to the Unissued Certificate Account. The Shares and fractional Shares purchased for each Shareholder will be credited by Company to his separate Account. Company shall mail to each Shareholder a confirmation of each purchase, with copies to the Fund if requested. Such confirmations will show the prior Share balance, the new Share balance, the Shares for which Stock Certificates are outstanding (if any), the amount invested and the price paid for the newly purchased Shares.

                                   REDEMPTION

         Section 15. Company shall, prior to the daily determination of net asset value in accordance with the Fund's Prospectus, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, Company shall advise the Fund of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. The Company as Pricing Agent shall then determine the applicable net asset value, whereupon Company shall furnish the Fund with an appropriate confirmation of the redemption and process the redemption by filing with the Custodian an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Fund's Prospectus. The stock registry books recording outstanding Shares, the Unissued Certificate Account and the individual account of the Shareholder or Planholder shall be properly debited.

         Section 16. The proceeds of redemption shall be remitted by Company in accordance with the Fund's Prospectus by check mailed to the Shareholder at his registered address. If Share Certificates have been issued for Shares being redeemed, then such Share Certificates and a stock power with a signature guarantee of a commercial bank, or a member firm of a national securities exchange shall accompany the redemption request. If Share Certificates have not been issued to the redeeming Shareholder, the signature of the Shareholder on the redemption request must be similarly guaranteed. The Fund may authorize Company to waive the signature guarantee in certain cases by Written Instruction.

         For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Fund shall provide Company, from time to time, with Written Instructions concerning the time within which such requests may be honored.

         Section 17. In lieu of the Company receiving a properly executed signature guarantee from a commercial bank or trust company, or a member firm of a national securities exchange, or the National Association of Securities Dealers, the Fund agrees to indemnify and hold harmless the Company from and against any and all losses, costs, claims and liability by acting upon a shareholder(s) signature for redemption.

                                    DIVIDENDS

         Section 18. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund, the Fund shall notify Company of the date of such declaration, the amount payable per share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date price.

         Section 19. On or before each payment date the Fund will transfer, or cause the Custodian to transfer, to Company in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable. Company will, on the designated payment date, automatically reinvest all dividends in additional shares except in cases where Shareholders have elected to receive distribution in cash, in which case Company will mail distribution checks to the Shareholders for the proper amounts payable to them.

                               GENERAL PROVISIONS

         Section 20. Company shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares, and the disbursement of dividends and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each for which no Share Certificate are outstanding. Company agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1.

         Section 21. In addition to the services as Transfer Agent and Dividend Disbursing Agent as above set forth, Company will perform other services for the Fund as agreed from time to time, including but not limited to, preparation of and mailing Federal Tax Information Forms, mailing semi-annual reports of the Fund, preparation of one annual list of Shareholders, and mailing notices of Shareholders' meetings, proxies and proxy statements.

         Section 22. Nothing contained in this Agreement is intended to or shall require Company in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which Custodian or the New York Stock Exchange are closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and Custodian are open.

         Section 23. The Company's compensation shall be as set forth in Schedule A hereto attached, or shall be set forth in amendments to such Schedule. The Trust authorizes the

Company to debit the Trust's custody account for invoices which are rendered for the services performed for the applicable function three (3) days after the invoice is transmitted to the Trust by telecopy, regardless of whether or not written authorization is received by the Company, unless the invoice is being disputed by the Trust. The original invoice for the service will be mailed to the Trust after the debiting, with the indication that payment has been made.

         Section 24. (a) The Company, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Company in the performance of its obligations and duties under this Agreement.

                     (b) Any person, even though also a director, officer, employees, shareholder or agent of the Company, who may be or become an officer trustee employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Company even though paid by it.

                     (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Company, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of: (i) any action taken or omitted to by taken by the Company in good faith hereunder; (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

                     (d) The Company shall give wirtten notice to the Fund within twenty (20) days business days of receipt by the Company of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise.

                     (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own choosing if it gives written notice to the Company within twenty (20) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

                     (f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

         Section 25. Company is authorized, upon receipt of Written Instructions from the Fund, to make payment upon redemption of Shares without a signature guarantee. The Fund hereby agrees to indemnify and hold Company its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, losses whatsoever arising out of or in connection with a payment by Company upon redemption of Shares without a signature guarantee and upon the request of Company the Fund shall assume the entire defense of any action, suit or claim subject to the foregoing indemnity. Company shall notify the Fund of any such action, suit or claim within 30 days after receipt by Company of notice thereof.

         Section 26. The Fund shall file with Company a certified copy of each resolution of its Board of Directors authorizing the execution of Written Instructions or the transmittal of Oral Instructions, as provided in Section 1 of this Agreement.

         Section 27. This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and the Company.

         Section 28. The Fund or the Company may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than 120 days after the giving of the notice. Upon the effective termination date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the fund or its designated recordkeeping successor, all of the records of the Fund maintained under this Agreement then in the Company's possession.

         Section 29. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

                  If to the Fund:

                  West Portfolios, Inc.
                  45 William Street
                  Wellesley, MA 02181
                  Attention:  Paul Vierbickas

                  If to the Company:

                  Fund/Plan Services, Inc.
                  P.O. Box 874
                  Conshohocken, PA 19428

                  Attention:  John D. Diederich, President

         Section 30. The Fund represents and warrants to Company that the execution and delivery of this Shareholder Services Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.

         Section 31. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 32. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Company or by Company without the written consent of the Fund authorized or approved by a resolution of its Board of Directors.

         Section 33. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.

                                      WESTON PORTFOLIOS, INC.
                                      By:  /s/ DOUGLAS O. BIGGAR
                                         ----------------------------
                                      Title:  President
                                            -------------------------

(SEAL)
Attest: /s/ PAUL VIERBICKAS
       ----------------------

                                      Fund/Plan Services, Inc.
                                      By:  /s/ JOHN D. DIEDERICH
                                         ----------------------------
                                      Title:  President

(SEAL)
Attest: /s/ J. K. CURTIN
       ----------------------

                                                                      Schedule A
                             WESTON INCOME PORTFOLIO
                            MUTUAL FUND FEE SCHEDULE
           QUARTERLY DIVIDEND INCLUDING ONE CAPITAL GAIN DISTRIBUTION

Transfer Agent, Dividend Disbursing Agent and Shareholder Accounting Agent

$8.40 Per Shareholder Account (1/12th payable monthly)
Minimum monthly fee of $825.00

Services

     - Opening new accounts and entering demographic data into shareholder base
     -    100% quality control of new accounts opened
     -    Processing all investments
     -    Processing tax ID certifications and handling backup withholding
     -    Issuing and cancelling certificates
     -    Replacing lost certificates
     - Processing partial and complete redemptions and systematic withdrawal plans
     -    Regular and legal transfers of accounts
     - Processing dividends and preparation of Quarterly statements to shareholders. (Monthly statements can be provided at the same rate).
     - Blue Sky Reports. This indicates shares sold to investors in various states. There is also a "warning system" that informs the Fund when it is within a certain percentage of the shares registered in the state, or within a certain time period when the registration statement is up for renewal.
     - Maintaining shareholder records of certificate and whole and fractional unissued shares
     -    Changing shareholders' addresses, dividend status, etc.
     -    Daily or periodic reports on numbers of shares, accounts, etc.
     -    Addressing and tabulating annual proxy cards
     -    Supplying an annual stockholder list
     - Preparation of federal tax information forms to include 1099's, 1099B, 1042's, etc. to shareholder and IRS
     - Replying to shareholder correspondence other than that for Fund performance or Fund-related inquiries


Optional Services
-----------------

         There are also optional services available. Fees and descriptions for any of these services will be provided upon request.

In addition, all out-of-pocket expenses shall be separately charged; i.e., expenses such as postage, stationery, retention of records, mailing, insurance, conversion, etc., and expenses in the development of Agreements between the Client and Fund/Plan Services, Inc.